Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of July 30, 2007

among

MAST ACQUISITION LTD.,

MAST MERGER SUB CORP.

and

MC SHIPPING INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 30, 2007 (this "Agreement"), is among MAST ACQUISITION LTD., a Bermuda exempted limited company organized under the laws of Bermuda ("Parent"), MAST MERGER SUB CORP., a corporation organized under the laws of the Republic of Liberia and a wholly owned Subsidiary of Parent ("Merger Sub"), and MC SHIPPING INC., a corporation organized under the laws of the Republic of Liberia (the "Company").  Certain terms used in this Agreement without definition shall have their meanings as defined in Section 7.11.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each deems it advisable that Parent acquire the Company on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, in furtherance thereof it is proposed that such acquisition be accomplished by the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, in accordance with the Business Corporation Act of the Republic of Liberia (the "BCAL"), pursuant to which all of the shares of voting common stock, $0.01 par value, of the Company ("Company Common Stock") issued and outstanding (each, a "Share" and, collectively, the "Shares"), other than certain Shares as provided in Section 1.7(b) and Dissenting Shares, will be converted into the right to receive the Merger Consideration on the terms and subject to the conditions provided for in this Agreement (the "Merger");

WHEREAS, the respective Boards of Directors of Parent (on its own behalf and as the sole shareholder of Merger Sub), Merger Sub and the Company have each approved this Agreement and the Merger; and

WHEREAS, the Company has been advised by Navalmar Transportes Maritimos LDA and Weco-Rederi Holding A/S (the "Principal Shareholders"), whose representatives on the Company Board resigned their positions as directors of the Company prior to the meeting of the Company Board held to approve this Agreement, that, concurrent with the execution and delivery of this Agreement, they and their respective Affiliates are entering into binding commitments to sell the 4,226,448 Shares and 849,270 Shares owned by them, respectively, representing in the aggregate approximately 53% of the outstanding Shares, to Parent at a cash purchase price equal to $14.25 per Share;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BCAL, at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

SECTION 1.2    Closing.  The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York time) on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the fifth (5th) business day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.3    Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Minister of Foreign Affairs (as defined in the BCAL, the "Minister of Foreign Affairs") articles of merger pursuant to Section 10.2.5 of the BCAL executed in accordance with the relevant provisions of the BCAL (the "Articles of Merger").  The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").

SECTION 1.4    Effects of the Merger.  The Merger shall have the effects set forth in the BCAL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5    Articles of Incorporation and Bylaws of the Surviving Corporation.At the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall be amended in their entirety to read as the articles of incorporation and bylaws of Merger Sub until thereafter amended as provided therein or by applicable Law (and subject to Section 4.9); provided, however, that Article I of the articles of incorporation of the Surviving Corporation shall be amended to provide that the Surviving Corporation shall be named "MC Shipping Inc."

SECTION 1.6    Directors and Officers of the Surviving Corporation

(a)           The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b)           The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

SECTION 1.7    Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

(a)           Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)           Any shares of Company Common Stock that are owned by the Company as treasury stock and any Shares owned by Parent, Merger Sub or any other Subsidiary of Parent shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Each Share (other than (i) Shares to be canceled in accordance with Section 1.7(b) and (ii) any Dissenting Shares) shall be converted into the right to receive $14.25 in cash, without interest (the "Merger Consideration").  All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with this Agreement, without interest.

SECTION 1.8    Exchange of Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive, on terms reasonably acceptable to the Company, for the benefit of holders of Shares, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.7(c).  Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time.  Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard & Poor's Ratings Services or (iv) non-U.S. money market funds investing solely in a combination of the foregoing.  Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.  Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this paragraph.

(b)           Exchange Procedures.  Promptly after the Effective Time (but in no event more than three (3) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (or evidence of shares in book-entry form), which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose shares were converted pursuant to Section 1.7(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (less any applicable excise and withholding Taxes in accordance with Section 1.8(g)), without interest, for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article I, without interest.

(c)           Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 1.8(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

(d)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article I.

(e)           Termination of Fund.  At any time following the six-month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat, Tax or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of all claims or interests of any Person previously entitled thereto.

(f)           No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat, Tax or similar Law.

(g)           Withholding Taxes.  Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

SECTION 1.9    Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 10.8 of the BCAL (each, a "Dissenting Shareholder"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), but instead such Dissenting Shareholder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 10.8 of the BCAL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 10.8 of the BCAL), unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the BCAL.  If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Shareholder's Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 1.7(c), without any interest thereon.  The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the BCAL and received by the Company relating to shareholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the BCAL.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument, or waive any failure by a shareholder to timely comply with the requirements of the BCAL, unless Parent shall have given its written consent to such payment or settlement offer or unless otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction.  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 1.8 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

ARTICLE II

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that except as set forth in the letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Letter") or in the Company SEC Documents publicly filed prior to the date of this Agreement, excluding any disclosures set forth in any risk factor section thereof, in any section relating to forward-looking statements and any other disclosures included therein that are cautionary, predictive or forward-looking in nature (the "Filed Company SEC Documents") (it being understood that any matter set forth in the Company Disclosure Letter or in such Filed Company SEC Documents shall be deemed disclosed with respect to any section of this Article II to which the matter relates, to the extent the relevance of such matter to such section is readily apparent):

SECTION 2.1    Organization and Standing.

(a)           The Company is a corporation validly existing and in good standing under the Laws of the Republic of Liberia and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Merger.  For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean any change, event or occurrence which has a material adverse effect on the results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (i) changes in conditions in any geographic region in which the Company does business or in the global economy or in capital or financial markets generally, including changes in interest or exchange rates, provided that such changes do not affect the Company and its Subsidiaries in a disproportionate manner, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and its Subsidiaries conduct business, provided that such changes do not affect the Company and its Subsidiaries in a disproportionate manner, (iii) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, collaborators or employees, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, provided that such changes do not affect the Company and its Subsidiaries in a disproportionate manner, (v) storms, earthquakes or other natural disasters, provided that such changes do not affect the Company and its Subsidiaries in a disproportionate manner, (vi) any action required to be taken by the Company or any of its Subsidiaries pursuant to this Agreement, or (vii) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure of the Company to meet publicly announced revenue or earnings projections, provided that the underlying cause of any such decline, change or failure may otherwise be taken into consideration in determining whether a Company Material Adverse Effect has occurred.

(b)           Each of the Company's Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Each of the Company's Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Filed Company SEC Documents contain a true and complete list of each such Subsidiary and the jurisdiction of incorporation or organization of such Subsidiary.  All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (except for directors' qualifying shares or the like) are duly authorized, have been validly issued, are fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), and other applicable securities Laws and rules and regulations promulgated thereunder.

(c)           The Company has previously made available to Parent complete and correct copies of the articles of incorporation and bylaws (or other comparable organizational documents) of the Company and each of its Subsidiaries, in each case as amended through the date of this Agreement (the "Company Charter Documents").  None of the Company or its Subsidiaries, respectively, is in material violation of the Company Charter Documents.

SECTION 2.2    Capitalization.

(a)           The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $0.01 per share. At the close of business on July 11, 2007, (i) 9,515,471 shares of Company Common Stock were issued and outstanding (none of which were held by the Company in its treasury) and (ii) 47,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plan (none of which were subject to outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plan).  All shares of Company Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights.  Since July 11, 2007, the Company has not issued, or reserved for issuance, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.

(b)           There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or anti-dilutive right with respect to, any shares of Company Common Stock or any capital stock of the Company or any of its Subsidiaries.  There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which holders of Company Common Stock or any such Subsidiary may vote.

SECTION 2.3    Authority; Noncontravention; Voting Requirements.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Company Board, and except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the "Bankruptcy and Equity Exception").

(b)           The Company Board, at a meeting duly called and held and based on the recommendation of the Transaction Committee of the Company Board (the "Transaction Committee"), has (i) approved and declared advisable this Agreement and the Merger and directed that this Agreement and the Merger be submitted to the holders of Company Common Stock for their adoption and (ii) resolved, subject to Section 4.2, to recommend that the holders of Company Common Stock adopt this Agreement (the "Company Recommendation").

(c)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 2.4 and the Company Shareholder Approval are obtained and the filings referred to in Section 2.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or (y) except as set forth in Section 2.3(c) of the Company Disclosure Letter, violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement (each, a "Contract") to which the Company or any of its Subsidiaries is a party, or by which any of their respective properties or assets is bound, except, in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Merger.

(d)           The affirmative vote (in person or by proxy) of the holders of two-thirds of the shares of Company Common Stock present in person or represented by proxy at the Company Shareholders Meeting, but in no event less than a majority of the outstanding shares of Company Common Stock, in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of the Company which is necessary to adopt this Agreement and approve the Merger (the "Company Shareholder Approval").

SECTION 2.4    Governmental Approvals.  Except for (i) the filing of the Articles of Merger with the Minister of Foreign Affairs pursuant to the BCAL and (ii) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, "Foreign Antitrust Laws"), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected (A) to have a Company Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations hereunder, (C) prevent or materially delay consummation of the Merger or (D) impair in any material respect the ability of the Company and its Subsidiaries to conduct their business and operations immediately following consummation of the Merger in the manner in which they were conducted immediately prior to consummation of the Merger.

SECTION 2.5    Company SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)           The Company is a "foreign private issuer" (as that term is defined in Rule 3b-4 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act")) and voluntarily files annual reports on Form 10-K and quarterly reports on Form 10-Q with the Securities and Exchange Commission.  The Company has filed all required registration statements, prospectuses, forms, reports and proxy statements with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), from and after January 1, 2004 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents").  None of the Company's Subsidiaries is required to file periodic reports with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents and, to the Company's Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(b)           The consolidated financial statements of the Company included in the Company SEC Documents (the "Company Financial Statements") have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which were not and would not, individually or in the aggregate, reasonably be expected to be material).  The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financial Statements are consistent in all material respects with such books and records.

(c)           Neither the Company nor any of its Subsidiaries has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of December 31, 2006 (the "Balance Sheet Date") included in the Filed Company SEC Documents (including the notes thereto), (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the transactions contemplated hereby, or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)           The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company (i) has designed and maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company's auditors and the audit committee of the Company Board (A) any "significant deficiencies" and "material weaknesses" in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.  For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date hereof.

(e)           The Company's financial projections and the Company's business plan, for the period from 2007 through 2011, prepared for the Company Board and thereafter provided by the Company to Parent and Merger Sub prior to the date hereof, were reasonably prepared on a basis reflecting management's best estimates, assumptions and judgments, at the time provided to Parent and Merger Sub, as to the future financial performance of the Company and the Subsidiaries.  Except as set forth in Section 2.5(e) of the Company Disclosure Letter, to the Knowledge of the Company, there have been no events or circumstances which would reasonably be expected to materially adversely affect the accuracy of such projections on the date hereof.

SECTION 2.6    Absence of Certain Changes.  Since the Balance Sheet Date, (a) each of the Company and its Subsidiaries has carried on and operated its businesses in all material respects in the ordinary course of business, (b) there have not been any events, changes or occurrences that have had a Company Material Adverse Effect and (c) no fact, event, circumstance or condition exists or has occurred and continues to exist that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.7    Legal Proceedings.  As of the date hereof, except as set forth in Section 2.7 of the Company Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened Action or Proceeding against or relating to the Company or any of its Subsidiaries (including any Action or Proceeding relating to any alleged or actual breach of the ISM Code or ISPS Code or any Environmental Law) for an amount that could reasonably be expected to be greater than $100,000 for any individual Action or Proceeding and $400,000 for all Actions or Proceedings in the aggregate (in either case excluding legal fees and expenses), nor is there any injunction, order, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

SECTION 2.8    Compliance With Laws; Permits.  The Company and its Subsidiaries have been for the past five (5) years and are currently in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees, treaties, orders and other legal requirements of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries, except for such non-compliance as would not reasonably be expected to be adverse to the Company or any of its Subsidiaries in any material respect.  The Company and each of its Subsidiaries have held for the past five (5) years and are currently holding all licenses, franchises, permits, certificates, approvals, clearances and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, "Permits"), and all such Permits are valid and in full force and effect, except where the failure to hold the same or of the same to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to (A) have a Company Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations hereunder, (C) prevent or materially delay consummation of the Merger, or (D) impair in any material respect the ability of the Company and its Subsidiaries to conduct their business and operations immediately following consummation of the Merger in the manner in which they were conducted immediately prior to consummation of the Merger.

SECTION 2.9    Proxy Statement.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.4, the Proxy Statement, and any amendments or supplements thereto, will not, on the date it is first mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the Company Shareholders Meeting which shall have become false or misleading in any material respect.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

SECTION 2.10   Tax Matters.

(a)           Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) all material Taxes of the Company and each of its Subsidiaries that are duehave been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which have not been fully paid; and (iv) no audit or other Action or Proceeding is pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received.

(b)           Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)           Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement (other than any such agreement solely between or among the Company and any of its Subsidiaries).

(d)           There are no liens for Taxes upon any material property or other material assets of the Company or any of its Subsidiaries, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP.

(e)           All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Authority, except for such failure to do any of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)           For purposes of this Agreement: (i) "Taxes" shall mean (x) all applicable taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, tonnage tax, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (y) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (x), and (z) any liability in respect of any items described in clauses (x) and/or (y) payable by reason of contract, assumption, transferee liability, operation of Law or otherwise, and (ii) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(g)           No waivers or extensions of any statute of limitations have been granted or requested with respect to any material Taxes of the Company or any of its Subsidiaries, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course.  Neither the Company nor any of its Subsidiaries (i) has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Law or as a transferee or successor, (ii) has engaged in any "listed transaction" within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2), or (iii) has, since its inception, been required to file a U.S. federal income tax return.  None of the Company, any of its Subsidiaries or Waterloo Shipping Company Ltd. has ever been a passive foreign investment company within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").  The Company and each of its Subsidiaries that owns or operates a ship qualifies, and since its inception has qualified, for the exemption provided by Section 883 of the Code.

(h)           Each Subsidiary of the Company and Waterloo Shipping Company Ltd. is properly treated as a pass-through entity for U.S. federal income Tax purposes.

(i)           This Section 2.10 contains the sole and exclusive representations and warranties of the Company with respect to Tax matters.

SECTION 2.11          Employee Benefits and Labor Matters.

(a)           The Company has previously made available to Parent:

(i)           details of the total number of employees as of the date of this Agreement;

(ii)          the full name, age, date of start of employment, period of continuous employment, notice period, job title, salary, bonus and commission of all directors, officers or employees of the Company;

(iii)         details of any period of absence and any payments received or due to those employees who have been absent for more than a month as of the date of this Agreement or who are on long-term sickness leave, parental leave or other long-term leave of absence as of the date of this Agreement and have a contractual or statutory right to return to work; and

(iv)         correct and complete copies of each material employee benefit plan or agreement maintained by the Company or any of its Subsidiaries (each, a "Company Plan"), including, but not limited to, each (w) severance or employment agreement with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (x) severance program or policy of the Company or any of its Subsidiaries with or relating to its employees, (y) plan, program, agreement or other arrangement of the Company or any of its Subsidiaries with or relating to its directors, officers, employees or consultants that contains change-in-control (or comparable) provisions, and (z) arrangement providing pension, lump sum or other payments given or in connection with (whether on or following) termination of employment as a result of retirement, death or disability, under which any current or former directors, officers, employees or consultants of the Company or its Subsidiaries and their dependants have any present or future rights to benefits or which the Company or any of its Subsidiaries has ever operated, contributed to or participated in.  Each Company Plan maintained by the Company or any of its Subsidiaries has been administered in accordance with its terms other than instances of non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company Plans are all in compliance with all applicable Laws, except for any instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           Except as set forth in Section 2.11(b) of the Company Disclosure Letter, (i) no change has been made to the terms of employment of any person earning more than £50,000 per annum since December 31, 2006, and (ii) no new director, officer or employee earning more than £50,000 has been appointed or received an offer of employment from the Company which still remains outstanding (except that the Company is in the process of hiring a new employee in Singapore who will earn more than £50,000 and intends to hire a new chief financial officer who will earn more than £50,000).  The Company has not received or been given written notice of any resignation of any director, officer or employee earning more than £50,000, and there is no agreement with any director, officer or employee that entitles any of them to give notice of termination of employment, as a result of this Agreement.

(c)           The Company has separately provided Parent true and complete copies of the terms of employment of all current employees and those with offers outstanding.

(d)           The Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours, and the terms of the Company Plans providing benefits described in Section 2.11(a)(iv) above, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement and no labor union has been certified to represent any employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, has applied to represent or is attempting to organize so as to represent such employees.  None of the Company or its Subsidiaries has been issued with a contribution notice or financial support direction by the Pensions Regulator in accordance with its powers under sections 38 to 51 (inclusive) of the UK Pensions Act 2004 ("PA04")  and no circumstances exist which would reasonably be expected to result in the Company or its Subsidiaries being issued with a contribution notice or a financial support direction under sections 38 to 51 (inclusive) of PA04.  There are no pending claims for severance or early retirement pensions.  None of the directors, officers, employees or consultants of the Company or its Subsidiaries who transferred to the Company or its Subsidiaries under the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 ("TUPE") has retired early on less favorable terms than he would have had under his pre-TUPE pension arrangement.  No director, officer, employee or consultant of the Company or its Subsidiaries is entitled to early retirement terms which are different from those in the Company Plans as a result of a previous TUPE transfer.

Section 2.12              Contracts.

(a)           The Company has previously made available to Parent (including through the provision of Filed Company SEC Documents) correct and complete copies of all of the following Contracts (including all material amendments, modifications, extensions or renewals with respect thereto) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (collectively, the "Company Contracts"):

(i)           that contain a covenant restricting the ability of the Company or any of its Subsidiaries to compete in any business or with any Person or in any geographic area;

(ii)          with any Affiliate of the Company (other than any of its Subsidiaries and other than employment or compensation-related Contracts);

(iii)         relating to any material joint venture, partnership or other similar arrangement involving co-investment with a third party;

(iv)        with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which imposes any material obligation or restriction on the Company or any of its Subsidiaries;

(v)         pursuant to which any indebtedness for borrowed money of the Company or any of its Subsidiaries is outstanding or may be incurred or pursuant to which the Company or any of its Subsidiaries has guaranteed any indebtedness for borrowed money of any other Person (other than the Company or any of its Subsidiaries and excluding trade payables arising in the ordinary course of business);

(vi)        that are ship charters (including capital leases) to which the Company or any Subsidiary is a party (as owner, operator, charterer, lessee or lessor, as the case may be) and related management agreements, as of the date hereof;

(vii)       that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Documents; and

(viii)      relating to (A) the future disposition or acquisition of any material assets or properties, other than dispositions or acquisitions in the ordinary course of business, and (B) any merger or other business combination transaction consummated after December 31, 2004.

(b)           Each Company Contract is valid and binding on the Company and each of its Subsidiaries which is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract and, to the Knowledge of the Company, each other party to each Company Contract has performed all obligations required to be performed by it prior to the date hereof under such Company Contract, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.13   Real Estate; Environmental Matters.

(a)           Neither the Company nor any of its Subsidiaries owns, or in the past has owned, any real estate.

(b)           Except as set forth in Section 2.13(b) of the Company Disclosure Letter:

(i)           The Company and each of its Subsidiaries is and has been in compliance with (x) all applicable federal, state, local, foreign and international Laws concerning pollution or protection of the environment or natural resources, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or toxic materials, substances or wastes or pollutants or contaminants (collectively "Hazardous Materials"), as such requirements are enacted and in effect on the Closing Date ("Environmental Laws"), and (y) any Permits required under applicable Environmental Laws for the current operations of the Company and each of its Subsidiaries, except for any such instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii)           Neither the Company nor any of its Subsidiaries has received any written notice or report regarding any actual or alleged violation of any applicable Environmental Law or any liabilities arising under applicable Environmental Laws, in each case concerning the Company or its Subsidiaries, except for any such violation or liability that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii)         To the Knowledge of the Company, there is no Action or Proceeding relating to or arising under Environmental Laws that is pending or threatened against or affecting the Company or any of its Subsidiaries.

(iv)        Neither the Company nor any of its Subsidiaries has received any written notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, except for any such instances of notices or obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(v)         To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any real property or assets owned or leased by or for the Company or any of its Subsidiaries that would reasonably be expected to result in the Company and its Subsidiaries incurring liabilities or losses under Environmental Laws, including, but not limited to, any releases of Hazardous Materials at or from any of the vessels or any containers under the control of the Company or any Subsidiary except for any such facts, circumstances or conditions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           This Section 2.13 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including without limitation any arising under any Environmental Laws.

SECTION 2.14   Intellectual Property.

(a)           As used herein: (i) "Intellectual Property" means all U.S. and foreign (A) trademarks, service marks, trade names, Internet domain names, designs, logos and slogans, together with goodwill, registrations and applications relating to the foregoing ("Trademarks"), (B) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, any counterparts claiming priority therefrom and like statutory rights ("Patents"), (C) registered and unregistered copyrights (including those in Software) and registrations and applications to register the same ("Copyrights"), (D) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies ("Trade Secrets") and (E) databases and compilations, including any and all electronic data and electronic collections of data; (ii) "IP Licenses" means any license or sublicense rights in or to any Intellectual Property; (iii) "Software" means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, and all documentation, including user manuals and training materials, related to any of the foregoing; and (iv) "Company Intellectual Property" means the Intellectual Property, IP Licenses and Software held for use or used in the business of the Company or any of its Subsidiaries as presently conducted.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or possesses appropriate licenses or other legal rights to use, sell or license all Company Intellectual Property.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect:

(i)           to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any third party;

(ii)           to the Knowledge of the Company, no third party is infringing, misappropriating, diluting or violating any Company Intellectual Property that is owned by the Company or any of its Subsidiaries;

(iii)           no settlement agreements, consents, orders, forbearances to sue or similar obligations to which the Company or any of its Subsidiaries is a party limit or restrict any rights of the Company or any of its Subsidiaries in and to any Company Intellectual Property that is owned by the Company or any of its Subsidiaries; and

(iv)           the consummation of the Merger will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries to own or use any of the Company Intellectual Property or obligate the Company or any of its Subsidiaries to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by them absent the consummation of the Merger.

SECTION 2.15          Insurance.Section 2.15 of the Company Disclosure Letter lists and briefly describes each insurance policy maintained by the Company and any of its Subsidiaries.  The Company previously furnished Parent with a claims history as of June 12, 2007 for the past five (5) years plus any insurance year that has not been closed in accordance with the terms of the relevant insurance policy.  All premiums due and payable to date under all such policies and Contracts have been paid and the Company and its Subsidiaries are otherwise in compliance in all respects with the terms of such policies and Contracts, except for such failures to be in compliance which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received notice of cancellation or non-renewal of any marine insurance policy.

SECTION 2.16          Vessels.

(a)           Section 2.16(a) of the Company Disclosure Letter lists all vessels owned, chartered or operated by the Company or any of its Subsidiaries (the "Vessels"), setting forth, for each Vessel, its (i) name, (ii) owner, (iii) flag state of registration (including any bareboat registration), (iv) charterer, (v) IMO number and call sign, (vi) classification society, (vii) year of construction, (viii) date of last special survey, and (ix) date of last drydocking.  Except as set forth in Section 2.16(a) of the Company Disclosure Letter, no Vessel is subject to any demise charter or contract of affreightment.

(b)           Except as set forth on Section 2.16(b) of the Company Disclosure Letter, each of the Vessels: (i) is free and clear of all secured liens except as described in the Filed Company SEC Documents; (ii) is insured in accordance with the policies listed on Section 2.15 of the Company Disclosure Letter; (iii) is in material compliance, and each Person providing management services for such Vessel is in material compliance, with the requirements of the ISM Code, the ISPS Code and the MTSA, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto; (iv) is in material compliance with all laws as are applicable to vessels (A) registered under the law of the flag state in which such Vessel is registered and (B) trading to any jurisdiction to which such Vessel may trade from time to time; (v) is in the sole and absolute ownership of the relevant owner described in Section 2.16(a) of the Company Disclosure Letter, and duly documented in the name of such owner under the laws of the flag state in which such Vessel is registered; (vi) except with respect to Kew Bridge, maintains the highest classification and rating for vessels of the same age and type with her classification society; (vii) is in a good and safe condition and state of repair; and (viii) is seaworthy for hull and machinery insurance warranty purposes in all material respects for its intended service.  Except with respect to Kew Bridge, class certificates and national and international certificates respecting the Vessels are valid and their class is maintained.

SECTION 2.17          Leases of Ships and Ship Charters.  The Filed Company SEC Documents contain a correct and complete list of all ship charters (including capital leases) to which the Company or any Subsidiary is a party (as owner, operator, charterer, lessee or lessor, as the case may be) as of the date hereof (collectively, the "Charters").  Each such Charter is, with respect to the Company and its Subsidiaries, in full force and effect; all rents, payments or charter hire due to date on each such Charter have been paid in the ordinary course consistent with past practice (except where disputed in good faith); in each case, the charterer has been in possession since the commencement of the original term of such Charter and is not in default thereunder and no waiver, indulgence or postponement of the charterer's obligations thereunder has been granted by the lessor, owner or operator.  Neither the Company nor any Subsidiary has breached any material terms or conditions under any such Charter in any material respect, and, to the Knowledge of the Company, all material covenants to be performed by any other party under any such Charter have been performed in all material respects.  None of the Charters will be violated, breached or terminated by reason of the consummation of the Merger.

SECTION 2.18         Certain Business Relationships with Affiliates.  Except as disclosed in the Filed Company SEC Documents, from and after January 1, 2006 and prior to the date hereof, no event has occurred, and there has been no transaction, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries is to be a party, that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 2.19          Opinion of Financial Advisor.  The Transaction Committee has received the opinion of DnB NOR Markets, Inc. ("DnB"), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

SECTION 2.20          Brokers and Other Advisors.  Except for DnB, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor, agent or other Person is entitled to any broker's, finder's, financial advisor's, agent's or other similar fee or commission, or the reimbursement of expenses, in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has provided a true and correct copy of the engagement letter, dated July 12, 2007, with DnB providing for the payment of fees or commissions and such agreement has not been amended or superseded (the "Engagement Letter").

SECTION 2.21          Management Consideration.  Except as set forth in Section 2.21 of the Company Disclosure Letter, no employee of the Company shall receive any amount of  consideration, bonus or other payment in excess of $10,000 from any Person in connection with the transactions contemplated hereby.

SECTION 2.22          No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

SECTION 3.1            Organization and Standing.  Parent is an exempted limited company validly existing and in good standing under the Laws of Bermuda and Merger Sub is a corporation validly existing and in good standing under the Laws of the Republic of Liberia.  Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or prevent or materially delay consummation of the Merger.

SECTION 3.2            Authority; Noncontravention.

(a)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized and approved by their respective Boards of Directors and adopted by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the articles of incorporation or bylaws (or other comparable organizational documents) of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3 are obtained and the filings referred to in Section 3.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which any of their respective properties or assets is bound, except, in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to impair the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Merger.

(c)           No vote of the holders of any class or series of Parent's capital stock or other securities is necessary for the consummation by Parent of the Merger.

SECTION 3.3            Governmental Approvals.  Except for (i) the filing of the Articles of Merger with the Minister of Foreign Affairs pursuant to the BCAL, and (ii) filings required under, and compliance with other applicable requirements of, Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Merger.

SECTION 3.4            Information Supplied.  The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will not, on the date it is first mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Shareholders Meeting which shall have become false or misleading in any material respect.

SECTION 3.5            Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 3.6            Capital Resources.  Parent and Merger Sub collectively have, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration and all fees and expenses payable by them in connection with this Agreement and the transactions contemplated hereby.

SECTION 3.7            Legal Proceedings.  As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened Action or Proceeding, against or relating to Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or prevent or materially delay consummation of the Merger.

SECTION 3.8            Brokers and Other Advisors.  Except for HSBC Securities (USA) Inc. and Poten Capital Services, LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor, agent or other Person is entitled to any broker's, finder's, financial advisor's, agent's or other similar fee or commission, or the reimbursement of expenses, in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 3.9            Ownership of Company Common Stock.  Prior to the execution of this Agreement, neither Parent nor Merger Sub nor any of their Affiliates owns (directly or indirectly, beneficially or of record) any Shares and neither Parent nor Merger Sub nor any of their Affiliates holds any rights to acquire any Shares except pursuant to this Agreement.

SECTION 3.10          No Reliance.  Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in Article II, and (b) none of Parent or Merger Sub has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article II of this Agreement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to the Company and its Subsidiaries that may have been made available to Parent, Merger Sub or any of their respective representatives.

ARTICLE IV

Additional Covenants and Agreements

SECTION 4.1            Conduct of Business.

(a)           Except as contemplated or permitted by this Agreement or as required by applicable Law or as contemplated by Section 4.1(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed) in writing, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course and in conformity with past practice, (x) use its commercially reasonable efforts to preserve substantially intact its capital structure and business organization, its customer and supplier relationships and its goodwill, and retain the services of its present officers and key employees, (y) comply in all material respects with all applicable Laws and the requirements of all Company Contracts, and (z) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and, without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, unless Parent otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed in the case of clauses (ii), (iii), (iv), (vi), (vii), (viii), (xiii), (xv) and (xvi) below, as well as clause (xviii) below to the extent it relates to any of the foregoing clauses):

(i)           (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options calls, commitments or any other agreements of any character to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants, options calls, commitments or any other agreements of any character to acquire any shares of its capital stock, except pursuant to written commitments in effect as of the date hereof; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than a quarterly cash dividend of no more than $0.0625 per share; (D) split, combine, subdivide or reclassify any shares of its capital stock or (E) enter into any agreement with respect to the voting of its capital stock;

(ii)          (A) incur any new indebtedness for borrowed money or guarantee any such indebtedness (other than with respect to mechanics maritime liens which are consistent with past practice), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries other than borrowings in amounts not in excess of $1,000,000 in the aggregate outstanding at any time, except for borrowings permitted under the terms of any existing credit facility as in effect on the date hereof, (B) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate or (C) repurchase or prepay any indebtedness for borrowed money in excess of $1,000,000 in the aggregate, except as required by the terms of such indebtedness or for payments of amounts outstanding under the Company's existing credit facility in the ordinary course of business;

(iii)        sell, transfer, encumber, lease, mortgage, or otherwise dispose of or subject to any lien any Vessel owned by the Company or any of its Subsidiaries, or any of its properties or assets that are material to the Company and its Subsidiaries taken as a whole, except (A) sales, leases, rentals and licenses in the ordinary course of business, (B) pursuant to Contracts in force at the date of this Agreement or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement, (C) dispositions of obsolete or worthless assets, or (D) transfers among the Company and its Subsidiaries;

(iv)         make any non-vessel related capital expenditures in excess of $50,000 in the aggregate for the Company and its Subsidiaries taken as a whole;

(v)         directly or indirectly make any acquisition (including by merger, consolidation or acquisition of stock or any other manner) of the capital stock of, or division, business or equity interest of, or (except in the ordinary course of business consistent with past practice) a material portion of the assets of any other Person;

(vi)         increase in any material respect the compensation of any of its directors, officers, consultants or employees or enter into, amend or terminate any employment, consulting, retention, change in control, bonus or incentive compensation arrangement with any director, officer, consultant or employee of the Company or any of its Subsidiaries, it being understood by the parties that the Company is currently seeking to hire a chief financial officer, other than (A) as required pursuant to applicable Law or the terms of Contracts in effect on the date of this Agreement or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement and (B) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in a manner consistent with past practice;

(vii)       other than in the ordinary course of business or pursuant to any Contract or any Company Plan in existence on the date hereof or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement, (A) pay to any current or former director, officer, employee or consultant of the Company or any of the Company's Subsidiaries any benefit not provided for under any Contract or Company Plan (other than the payment of cash compensation in the ordinary course of business), (B) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, (C) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan other than as required by the terms of this Agreement or (D) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan to increase the benefits thereunder, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any Subsidiary of the Company, other than as required by applicable Tax qualification requirements;

(viii)      make, change or rescind any material election concerning Taxes; settle or compromise any material Tax liability, claim, audit, Action or Proceeding; file any material amended Tax Return; enter into any closing agreement with a Governmental Authority relating to material Taxes; other than as required by applicable Law, change any of its Tax accounting methods or annual periods; surrender any material claim for a refund of Taxes; or waive or extend the statute of limitations in respect of any material Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business);

(ix)         make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(x)          (A) amend the Company Charter Documents, (B) enter into, terminate or amend any Contract other than in the ordinary course of business, (C) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (D) amend or modify the Engagement Letter, (E) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Merger, or (F) except to the extent permitted by Section 4.2, release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(xi)         except to the extent permitted by Section 4.2, adopt a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly-owned Subsidiaries of the Company);

(xii)        adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any Subsidiary of the Company;

(xiii)       fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xiv)       enter into any new line of business that is material to the Company and the Subsidiaries of the Company, taken as a whole;

(xv)        make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person;

(xvi)      other than in the ordinary course of business, settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole;

(xvii)     acquire any real estate; or

(xviii)    agree to take any of the foregoing actions.

(b)           During the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that could reasonably be expected to (i) impose any material delay in the obtaining of any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) result in any Governmental Authority entering an order prohibiting the consummation of the Merger or (iii) otherwise prevent or materially delay the consummation of the Merger.  Without limiting the generality of the foregoing, Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to have any of the effects described in clauses (i) through (iii) above.

SECTION 4.2    Other Offers; Etc.

(a)           On September 2, 2007, at 11:59 P.M. (the "No-Shop Period Start Date"), the Company shall and shall cause each of its Subsidiaries, and shall use its reasonable best efforts to cause its and its Subsidiaries' respective directors, officers, employees, legal counsel, investment banking and financial advisors, independent accountants and any other agents and representatives (collectively, "Representatives") to, cease any negotiations that may be ongoing immediately prior to the No-Shop Period Start Date with any Person with respect to a Takeover Proposal, other than any negotiations with an Excluded Party, and request, not later than five (5) days following the No-Shop Period Start Date, the prompt return or written acknowledgement of destruction of all confidential information previously furnished to such parties or their Representatives other than an Excluded Party.  During the period from the No-Shop Period Start Date until the Effective Time, or such earlier date as this Agreement may be terminated in accordance with its terms, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries' Representatives not to, (i) solicit, initiate or knowingly encourage (including by way of providing information or access to its properties, books, records or personnel) the submission of any inquiries, proposals, or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, any Takeover Proposal, or (ii) except to inform Persons of the existence of the provisions contained in this Section 4.2, participate in or otherwise cooperate with or assist in any discussions or negotiations with, or furnish any non-public information to, any Person regarding any inquiries, proposals, or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to a Takeover Proposal, or (iii) grant any release or waiver under any standstill or similar agreement relating to the Company or any of its Subsidiaries; provided that the foregoing restrictions shall not (x) limit in any respect the ability of the Company and its Representatives to take any of the actions described in clause (i) or (ii) above prior to the commencement of the No-Shop Period Start Date (provided that the Company enters into an Acceptable Confidentiality Agreement with such Person prior to providing any non-public information and promptly provides to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any such Person which was not previously provided to Parent) or (y) be applicable to any Excluded Party; and provided, further, that (1) prior to the commencement of the No-Shop Period Start Date, if requested to do so by any Person, the Company may waive the provisions of any "standstill" agreement between the Company and such Person to the extent necessary to permit such Person to submit a Takeover Proposal and (2) to the extent reasonably required to evaluate a Takeover Proposal that includes the issuance of securities by the Person making such Takeover Proposal, the Company may enter into a customary confidentiality agreement in order to obtain non-public information with respect to such Person.  For purposes of this Agreement, the term "Excluded Party" means any Person from whom the Company receives a Takeover Proposal prior to the No-Shop Period Start Date who, as determined in good faith by, and in the reasonable judgment of, the Company Board as of the No-Shop Period Start Date, satisfies the requirements of sub-clauses (A) and (B) of clause (z) of Section 4.2(b) (disregarding the fact, for this purpose, that such Takeover Proposal may not have been an unsolicited Takeover Proposal); provided that any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Takeover Proposal made by such Person fails, in the reasonable judgment of the Company Board, to satisfy the requirements of sub-clauses (A) and (B) of clause (z) of Section 4.2(b).

(b)           Notwithstanding Section 4.2(a), commencing on the No-Shop Period Start Date and at any time prior to obtaining the Company Shareholder Approval, in addition to continuing discussions with any Excluded Party regarding such Excluded Party's Takeover Proposal, (x) the Company and its Representatives may have discussions with any Person that has made an unsolicited Takeover Proposal in order to clarify and understand the terms and conditions of such proposal, (y) if requested to do so by any Person, the Company may waive the provisions of any "standstill" agreement between the Company and such Person to the extent necessary to permit such Person to submit an unsolicited Takeover Proposal and (z) if the Company Board (A) receives an unsolicited Takeover Proposal that it determines in good faith (after consultation with outside legal counsel and a financial advisor of recognized reputation (which shall include DnB)) constitutes or would reasonably be expected to lead to a Superior Proposal and (B) determines in good faith (after consultation with outside legal counsel) that the taking of any of the following actions is advisable in order for the Company Board to comply with its fiduciary duties to the holders of Company Common Stock under applicable Law, the Company may (I) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (provided that the Company first enters into an Acceptable Confidentiality Agreement with such Person and promptly provides to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent), (II) participate in discussions and negotiations with such Person regarding such Takeover Proposal and (III) to the extent reasonably required to evaluate a Takeover Proposal that includes the issuance of securities by the Person making such Takeover Proposal, enter into a customary confidentiality agreement in order to obtain non-public information with respect to such Person.  The Company shall promptly (and in any event within one (1) business day) advise Parent of any Takeover Proposal, any inquiry or indication of interest that could reasonably be expected to lead to a Takeover Proposal or any request for non-public information relating to the Company or any of its Subsidiaries with respect to any Takeover Proposal that is made or submitted by any Person during the period commencing on the No-Shop Period Start Date (including from an Excluded Party the Company remains in discussions with regarding a Takeover Proposal after the No-Shop Period Start Date), and at any time after the No-Shop Period Start Date and prior to obtaining Company Shareholder Approval, the identity of the Person making any such Takeover Proposal, inquiry, indication of interest or request and shall provide Parent with a copy (if in writing) or summary of the terms and conditions (if not in writing) of any such Takeover Proposal, inquiry, indication of interest or request (which shall include copies of any written materials received from or on behalf of such Person relating to such Takeover Proposal, inquiry, indication of interest or request).  The Company shall keep Parent fully informed of the status of any Takeover Proposal, inquiry, indication of interest or request, including promptly advising Parent of any change to the terms of any Takeover Proposal, after the No-Shop Period Start Date.

(c)           Except as expressly permitted by this Section 4.2(c), (i) the Company Board shall not (A) withdraw or modify, in a manner adverse to Parent, the Company Recommendation or (B) publicly approve or recommend to the holders of Company Common Stock a Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change"), and (ii) neither the Company nor any of its Subsidiaries shall enter into any letter of intent, merger, acquisition or similar agreement with respect to any Takeover Proposal (each, a "Company Acquisition Agreement"), other than an Acceptable Confidentiality Agreement.  Notwithstanding the foregoing, prior to the Company Shareholder Approval, (x) other than in connection with a Takeover Proposal, the Company Board may withdraw or modify the Company Recommendation if it determines in good faith (after consultation with outside legal counsel) that such action is advisable in order for the Company Board to comply with its fiduciary duties to the holders of Company Common Stock under applicable Law, and (y) subject to Section 4.2(d), if the Company Board (A) determines in good faith (after consultation with outside legal counsel and a financial advisor of recognized reputation (which shall include DnB)) that any Takeover Proposal submitted by an Excluded Party prior to the No-Shop Period Start Date or any unsolicited Takeover Proposal received on or after the No-Shop Period Start Date, in either case, constitutes a Superior Proposal, and (B) determines in good faith (after consultation with outside legal counsel) that the taking of any of the following actions is advisable in order for the Company Board to comply with its fiduciary duties to the holders of Company Common Stock under applicable Law, the Company Board may (I) make a Company Adverse Recommendation Change and/or (II) cause the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal, but only if the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to Section 6.1(c)(i).

(d)           If the Company Board determines to effect a Company Adverse Recommendation Change as provided in Section 4.2(c)(y)(I) or to authorize the Company to enter into a Company Acquisition Agreement as provided in Section 4.2(c)(y)(II), such Company Adverse Recommendation Change or Company Acquisition Agreement (as applicable) may only become effective after the end of the fifth (5th) business day (the "Notice Period") following Parent's receipt of written notice from the Company (an "Adverse Recommendation Notice") advising Parent that the Company Board intends to effect such Company Adverse Recommendation Change or to authorize the Company to enter into such Company Acquisition Agreement, which notice shall contain a copy of the Superior Proposal to which such Company Adverse Recommendation Change or Company Acquisition Agreement relates; provided that the Company shall negotiate in good faith with Parent, to the extent Parent wishes to negotiate, during the Notice Period to enable Parent to make proposed changes to the terms of this Agreement; provided, further, that any material amendment to the terms of such Superior Proposal after the initial Adverse Recommendation Notice shall require a new Adverse Recommendation Notice and restart the five (5) business day period referred to above.  Notwithstanding the foregoing, the Company Board shall not be entitled, in response to a Superior Proposal, to effect a Company Adverse Recommendation Change or permit the Company to enter into a Company Acquisition Agreement if, within the Notice Period, Parent shall have made an offer that the Company Board determines in its good faith judgment (having considered the advice of its financial advisor and outside legal counsel) is at least as favorable to the Company's shareholders as such Superior Proposal (it being agreed in each case that the Company Board shall convene a meeting to consider any such offer by Parent reasonably promptly following the receipt thereof).

(e)           For purposes of this Agreement:

"Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less restrictive with respect to the Company's counterparty than those contained in the Confidentiality Agreement.  Following the No-Shop Period Start Date, the Company shall provide Parent with a correct and complete copy of any Acceptable Confidentiality Agreement within one (1) business day following the execution thereof.

"Takeover Proposal" means a bona fide written proposal or offer from any Person (other than Parent and its Subsidiaries) after the date, and not in breach, of this Agreement relating to any (i) direct or indirect acquisition of all or substantially all of the assets of the Company and its Subsidiaries, (ii) direct or indirect acquisition of all or substantially all of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning all or substantially all of the outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

"Superior Proposal" means a Takeover Proposal that the Company Board determines in good faith, after consultation with its legal and financial advisors, and consideration of all terms and conditions of such offer or proposal (including the conditionality and the timing and likelihood of consummation), to be more favorable to the holders of Company Common Stock than the Merger, after giving effect to any modifications proposed to be made to this Agreement or any other offer by Parent after Parent's receipt of an Adverse Recommendation Notice.

(f)           Nothing in this Section 4.2 shall prohibit the Company Board from (i) taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Company Board determines, after consultation with outside legal counsel, that failure to so disclose such position could constitute a violation of applicable Law, or (ii) filing a copy of this Agreement and any amendments hereto, together with a description of its terms, on a Form 8-K under the Exchange Act.  In addition, it is understood and agreed that, for purposes of this Section 4.2, a factually accurate public statement by the Company that describes the Company's receipt of a Takeover Proposal and the operation of this Agreement with respect thereto and contains a "stop-look-and-listen communication" shall not be deemed a Company Adverse Recommendation Change.

(g)           In the event that, in accordance with the provisions of this Section 4.2 and Section 6.1(c)(i), the Company terminates this Agreementand enters into a definitive Company Acquisition Agreement relating to a Superior Proposal (or any subsequent definitive Company Acquisition Agreement relating to a Superior Proposal entered into pursuant to procedures contained in any Company Acquisition Agreement similar to those contained in this Section 4.2) that (x) provides for a purchase price and/or merger consideration per Share payable solely in cash of at least $15.00 and (y) is not subject to any financing condition or other conditions to consummation of such Superior Proposal which are less favorable in the aggregate to the Company's shareholders than the conditions to Parent's obligation to effect the Merger contained in this Agreement, Parent will, and will cause its Affiliates to, for a period of ninety (90) days after such termination, (I) in the event that such Superior Proposal includes a tender offer for the Shares, tender any Shares owned by them into such tender offer prior to the expiration of such tender offer, or (II) in the event that such Superior Proposal includes a merger or similar transaction that is subject to approval by the Company's shareholders, vote (or cause to be voted) any Shares owned by them in favor of such merger or similar transaction (together with any related proposals) at any meeting of the Company's shareholders held for such purpose and, at the request of the Company, deliver an irrevocable proxy to the Company with respect to any such vote.

SECTION 4.3    Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts, to the fullest extent permitted by applicable Law, to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Merger.

(b)           Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger.

(c)           In furtherance and not in limitation of the covenants of the parties contained in this Section 4.3, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Merger.  Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Merger on or before the Outside Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Foreign Antitrust Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the consummation of the Merger to occur as soon as reasonably possible (and in any event no later than the Outside Date) including, in the case of Parent, by taking all such actions, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries (which, for the avoidance of doubt, shall not include the Company or its Subsidiaries) and (y) otherwise taking or committing to take actions that limit Parent's or its Subsidiaries' (which, for the avoidance of doubt, shall not include the Company or its Subsidiaries) freedom of action with respect to, or its ability to retain, one or more of its, or its Subsidiaries', businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action or Proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

SECTION 4.4    Proxy Statement.

(a)           The Company shall use all reasonable best efforts to prepare and distribute to the shareholders of the Company a proxy statement relating to the Company Shareholders Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement"), it being the parties' intention that such distribution will occur within twelve (12) days after the date hereof.  The Company shall furnish Parent and its Representatives with drafts of the Proxy Statement in advance of its release to the holders of Company Common Stock as soon as reasonably practicable and shall consider in good faith comments made by Parent and its Representatives.  Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement, and shall furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement.  Subject to Section 4.2(c), the Proxy Statement shall include text of this Agreement and the Company Recommendation.

(b)           The Company shall ensure that none of the information included or incorporated by reference in the Proxy Statement (other than information relating to Parent included in the Proxy Statement that was provided by Parent) will, at the time the Proxy Statement is mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(c)           Parent shall ensure that none of the information relating to Parent that is provided to the Company in writing by Parent or any Person authorized to act on its behalf for inclusion in the Proxy Statement and that is included in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company's shareholders or at the time of the Company Shareholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be included in such information or necessary in order to make statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.5    Company Shareholders Meeting.  The Company shall (i) duly establish a record date for, call, give notice of, convene and hold a special meeting of the Company's shareholders (the "Company Shareholders Meeting") as promptly as reasonably practicable following the date of this Agreement (but in no event shall the Company Shareholders Meeting take place prior to the No-Shop Period Start Date or later than the later of (x) one (1) business day after the No-Shop Period Start Date and (y) the 15-day notice period required under the Company's by-laws and the BCAL) for the purpose of voting upon the adoption of this Agreement and approval of the Merger (it being the parties' intention that the notice of the Company Shareholders Meeting will be distributed to the holders of Company Common Stock within the time frame described in Section 4.4(a)), (ii) in connection therewith, mail the Proxy Statement to the holders of Company Common Stock in advance of such meeting, and (iii) hold the Company Shareholders Meeting.  Subject to Section 4.2, the Company shall use commercially reasonable efforts to (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval; provided that the Company may extend the date of the Company Shareholders Meeting to the extent (A) necessary in order to obtain a quorum of its shareholders or (B) the Company reasonably determines that such delay is required by applicable Law.  The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.  At the Company Shareholders Meeting, Parent will, and will cause its Affiliates to, vote all Shares owned by them in favor of adoption of this Agreement and approval of the Merger.  The Company shall not be required to hold the Company Shareholders Meeting if this Agreement is terminated before such meeting is held.

SECTION 4.6    Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company; provided that the Company shall be entitled to include in such initial press release a description of the provisions of Section 4.2 and to describe the Merger and the transactions contemplated by this Agreement in, and to file a copy of this Agreement as an exhibit to, the Company SEC Documents.  Thereafter, except as expressly permitted by Section 4.2, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with or other requirement of the American Stock Exchange ("AMEX") as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party to the extent reasonably practicable).

SECTION 4.7    Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent's Representatives reasonable access during normal business hours to the officers, employees, accountants, properties, books, Contracts and records of the Company and its Subsidiaries and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities Laws and rules and regulations promulgated thereunder and (ii) other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party or jeopardize the protection of an attorney-client privilege.  Until the Effective Time, the information provided pursuant to this Agreement will be subject to the terms of the Confidentiality Agreement, dated as of May 21, 2007, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), which shall survive the termination of this Agreement in accordance with its terms.

SECTION 4.8    Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement and the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in the case of either clause (i) or (ii), would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger, and (iii) the discovery of any event, fact or circumstance that, or the occurrence or non-occurrence of which, would reasonably be expected to cause the failure of the closing conditions set forth in Section 5.2(a) or Section 5.3(a), respectively, or any material failure of Parent or Merger Sub or the Company, as the case may be, or of any Representative thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 4.9    Indemnification and Insurance.

(a)           From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company or of a Subsidiary of the Company (each, an "Indemnitee" and, collectively, the "Indemnitees") with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action or Proceeding (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by an Indemnitee in the Indemnitee's capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Effective Time (including in connection with the Merger), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (x) the Company Charter Documents as currently in effect and (y) the indemnification agreements with any of the Indemnitees provided to Parent prior to the date hereof, which shall survive the Merger and continue in full force and effect in accordance with their respective terms.  Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the articles of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 4.9 (including in connection with enforcing the indemnity and other obligations provided for in this Section 4.9) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)           Any Indemnitee wishing to claim indemnification under this Section 4.9, upon learning of any such Action or Proceeding, shall notify Parent, the Company and the Surviving Corporation, but the failure to so notify Parent, the Company and the Surviving Corporation shall not relieve such party from any liability which it may have under this paragraph except to the extent such failure materially prejudices Parent, the Company and/or the Surviving Corporation.  Parent shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 4.9 (each, a "Claim") with counsel selected by the Parent, which counsel shall be reasonably acceptable to the Indemnitee; provided, however, that Indemnitee shall be permitted to participate in the defense of such Claim at its own expense; provided, further, that such Indemnitee shall be entitled to participate in any such defense with separate counsel at the expense of Parent if (i) so requested by Parent to participate or (ii) in the reasonable opinion of counsel to Indemnitee, a conflict or potential conflict exists between Parent and Indemnitee that would make such separate representation advisable; and provided, further, that Parent shall not be required to pay for more than one such counsel for all Indemnitees in connection with any such claim.  Each of Parent, the Company, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)           For the six-year period commencing immediately after the Effective Time (and for so long thereafter as any Claims thereunder are being adjudicated), Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage, and in amount, not less favorable in any material respect in the aggregate to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring at or prior to the Effective Time); provided, however, that, if the aggregate annual premiums for such insurance shall exceed 300% of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium (but in no event shall such coverage be less than the directors' and officers' liability insurance coverage then provided by Parent to its directors and officers); and provided, further, that the Company may elect to purchase prior to the Effective Time, and Parent may elect to cause the Company to purchase at or after the Effective Time, in lieu of the foregoing insurance, a directors' and officers' liability insurance "tail" or "runoff" insurance program to be in effect until the end of such six-year period (and for so long thereafter as any Claims thereunder are being adjudicated) with respect to acts or omissions occurring at or prior to the Effective Time (such coverage to be on terms and conditions no less favorable to the covered directors and officers than such coverage existing on the date hereof).

(d)           The provisions of this Section 4.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by Contract or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 4.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 4.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 4.9 applies shall be third-party beneficiaries of this Section 4.9).

(e)           In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 4.9.

SECTION 4.10          Fees and Expenses.  Except as provided in Section 6.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 4.11          Delisting.  Parent shall cause the Company's securities to be de-listed from the AMEX and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 4.12          Parent Representation on the Company Board.

(a)           Subject to Parent's compliance with its obligations under Section 4.2(g), in the event that this Agreement is terminated for any reason other than by the Company pursuant to Section 6.1(c)(ii), Parent shall thereafter (but only (x) following the termination of Parent's obligations under Section 4.2(g), to the extent applicable, and (y) until such time as Parent and its Affiliates own less than fifty percent (50%) of the shares of Company Common Stock then outstanding) be entitled to designate for appointment or election to the Company Board, upon written notice to the Company (any such notice being referred to herein as the "Parent Notice"), (i) prior to the earlier to occur of (A) the annual meeting of shareholders of the Company to be held in 2008 (the "2008 Shareholders Meeting") and (B) June 30, 2008, a number of directors equal to one-half of the size of the Company Board from time to time, and (ii) commencing with the earlier to occur of (A) the 2008 Shareholders Meeting and (B) June 30, 2008, such number of directors, rounded to the nearest whole number, as is equal to the product obtained by multiplying the total number of directors on the Company Board (after giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of shares of Company Common Stock so owned by Parent and its Affiliates bears to the total number of shares of Company Common Stock then outstanding.  In furtherance thereof, the Company shall, upon request of Parent, use its reasonable best efforts, subject to compliance with applicable securities Laws and applicable rules of the AMEX, to promptly following receipt of a Parent Notice cause Parent's designees (and any replacement designees in the event that any designee shall no longer be on the Company Board) to be so appointed or elected to the Company Board and, in furtherance thereof, to the extent necessary, use its reasonable best efforts to increase the size of the Company Board or obtain the resignation of such number of its directors as is necessary to give effect to the foregoing provision.  Parent's right to designate members of the Company Board pursuant to Section 4.12(a) shall not be assignable to any transferee of shares of Company Common Stock from Parent or any of its Affiliates.  If at any time there is a greater number of designees of Parent serving on the Company Board than the number of designees to which Parent is then entitled pursuant to this Section 4.12(a), Parent shall immediately cause one or more of its designees to resign from the Company Board in order that there not be more designees of Parent serving on the Company Board than the number to which it is entitled.

(b)           During such period as designees of Parent constitute one-half of the Company Board pursuant to an appointment or election in accordance with Section 4.12(a)(i), any vote by the Company Board to cause the Company to take any action, in order to be effective, must include the affirmative vote of at least one (1) director who has not been so designated by Parent.

(c)           Following the appointment or election to the Company Board of any designees of Parent pursuant to Section 4.12(a)(ii), and until such time as Parent and its Affiliates own all of the issued and outstanding shares of Company Common Stock, the Company Board shall have at least three (3) directors who are directors of the Company on the date of this Agreement (other than the designees of the Principal Shareholders) and who are not officers of the Company or any of its Subsidiaries ("Independent Directors"); provided, however, that if the number of Independent Directors shall thereafter be reduced below three (3) for any reason whatsoever, then the remaining Independent Director or Directors shall be entitled to identify a person or persons who is not then an officer or Affiliate of the Company, Parent or any of their respective Affiliates and who otherwise qualifies as "independent" under the applicable rules or listing standards of any securities exchange or market on which the shares of Company Common Stock are then listed or approved for trading (any such person being referred to herein as a "Qualified Person"; it being understood that, for purposes of this definition, a person who would otherwise not be considered an Affiliate of the Company shall not be deemed an Affiliate of the Company solely because he or she is a director of the Company), willing to serve as an Independent Director, in which case such remaining Independent Director or Directors shall be entitled to designate any such Qualified Person or Persons to fill such vacancy or vacancies, and any such designated Qualified Person or Persons shall be deemed to be an Independent Director for purposes of this Agreement; and providedfurther, however, that if no Independent Directors then remain, the other directors shall be required to designate three (3) Qualified Persons to fill such vacancies, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

(d)           Following the election or appointment of any designees of Parent pursuant to Section 4.12(a)(ii) and for so long thereafter as the Company Board is required to include Independent Directors in accordance with Section 4.12(c), the approval by affirmative vote or written consent of either a majority of the Independent Directors then in office or the holders of a majority of the outstanding Shares not held by the Parent or its Affiliates ("Independent Approval") shall be required to authorize (and such authorization shall constitute the authorization of the Company Board, as applicable, and no other action on the part of the Company, including any action by any other committee thereof or any other director of the Company, shall, unless otherwise required by applicable Law, be required or permitted to authorize) (w) any Related Party Transaction (as defined below), (x) the deregistration of the shares of Company Common Stock under the Exchange Act or the delisting of the shares of Company Common Stock from the AMEX, (y) any amendment or modification of, or any waiver of any right of the Company under, this Section 4.12 or (z) any amendment of the Company Charter Documents adverse to the interests of the shareholders of the Company (other than Parent and its Affiliates).  The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to the exercise of their duties in connection with this Section 4.12.  In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of this Section 4.12.

(e)           During any period commencing on the furnishing of a Parent Notice and ending on the date on which Parent's designees are elected to the Company Board in accordance with such Parent Notice, the covenants of the Company set forth in Section 4.1 shall be in full force and effect regardless of any termination of this Agreement.

(f)           During any period in which Parent is entitled to the election or appointment of any designees to the Company Board pursuant to Section 4.12(a), neither Parent nor any of its Affiliates will acquire any additional shares of Company Common Stock from any shareholder of the Company at a price less than the Merger Consideration (as adjusted for stock dividends, stock splits and other similar changes in the Company Common Stock), except pursuant to an offer made to all shareholders of the Company to purchase all of their shares at the same price or with prior Independent Approval.

(g)           Parent shall, and shall cause its Affiliates to, vote all shares of Company Common Stock at any time owned by them so as to give effect to the provisions of this Section 4.12.

(h)           All holders of Company Common Stock from time to time (other than Parent and its Affiliates) may rely on the provisions of this Section 4.12 which relate to the appointment and approval rights of the Independent Directors, which provisions are intended to be for the benefit of such holders of Company Common Stock and shall be enforceable by them.

(i)           For purposes of this Agreement, "Related Party Transaction" shall mean:

(i)           Any sale of the assets or issuance of shares of capital stock of the Company or any Subsidiary of the Company to (or any acquisition of assets from or share subscription in) Parent or any of its Affiliates, other than a subscription for shares of Company Common Stock by Parent or any of its Affiliates pursuant to a rights offering made available to all holders of Company Common Stock on a pro rata basis and for the same amount and form of consideration and otherwise on substantially the same terms and conditions; or

(ii)          Any merger or consolidation between or among the Company or any Subsidiary of the Company, on the one hand, and Parent or any of its Affiliates, on the other; or

(iii)         Any merger, statutory share exchange or consolidation involving the Company or any Subsidiary of the Company pursuant to which Parent or any of its Affiliates is entitled to receive consideration in respect of its securities in the Company that is different in form or amount from that offered all other holders of the same class of such securities, other than ancillary arrangements or rights entailing no monetary payments and other than reasonable third-party legal fees, out-of-pocket expense reimbursement and indemnification for the benefit of Parent or any of its Affiliates for liabilities in respect of which other holders of the same class have no liability; or

(iv)        Any other transaction or series of related transactions between or among the Company and/or any Subsidiary of the Company, on the one hand, and Parent or any of its Affiliates, on the other, other than payments in respect of customary director fees in accordance with past practice or other ordinary course transactions the value of any of which does not exceed $100,000.

SECTION 4.13   Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense and settlement of any litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such settlement relating to the Company shall be agreed to without Parent's prior written consent which, prior to the Effective Time, shall not be unreasonably withheld, conditioned or delayed.

SECTION 4.14          Tax Elections.  Within seventy five (75) days following the date hereof, the Company shall cause each of its Subsidiaries that owns one or more ships to properly file an election under U.S. Treasury Regulation Section 301.7701-3(c) to be treated, effective as of the opening of business on the date hereof, as a pass-through entity for U.S. federal income Tax purposes.

SECTION 4.15          U.S. Federal Income Tax Returns.  Prior to the Effective Time, the Company shall file, and shall cause each of its Subsidiaries that derives income from the international operation of a ship or ships (within the meaning of Section 883 of the Code) to file, a properly-completed U.S. federal income Tax return for the 2005 and 2006 taxable years of such entity (with the appropriate owner certifications attached thereto) claiming the exemption provided by Section 883 of the Code.

SECTION 4.16          Vessel Charters.  During the period prior to the Effective Time:

(a)           The Company shall take the actions set forth in Section 4.16(a) of the Company Disclosure Letter; and

(b)           The Company shall not enter into any arrangement or take any action that would reasonably be expected to constitute a violation of U.S. Law by the Company or Parent solely as a result of ownership or control of the Company by a U.S. Person.

ARTICLE V

Conditions to the Merger

SECTION 5.1            Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           The Company Shareholder Approval shall have been obtained.

(b)           No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, the "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal, it being understood and agreed that, for purposes of Sections 5.1(b), 5.2(a) and 5.3(a), the absence of shareholder litigation challenging the transactions contemplated by this Agreement does not constitute a condition to the obligations of any party hereto to effect the Merger.

SECTION 5.2            Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the Effective Time as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except (x) for changes permitted by this Agreement or (y) where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and Parent shall have received a certificate of an executive officer of the Company to that effect.

(b)           The Company shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and Parent shall have received a certificate of an executive officer of the Company to that effect.

SECTION 5.3            Conditions to the Obligations of the Company.  The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct at and as of the Effective Time as if made on such date, except where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to impair the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Merger; and the Company shall have received a certificate of an executive officer of Parent to that effect.

(b)           Parent and Merger Sub shall each have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and the Company shall have received a certificate of an executive officer of Parent to that effect.

SECTION 5.4            Frustration of Closing Conditions.  Neither the Company nor Parent or Merger Sub may rely on the failure of any condition set forth in Section 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger, to the extent required by and subject to Section 4.5 and the other applicable provisions of Article IV.

ARTICLE VI

Termination

SECTION 6.1            Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, except as set forth below:

(a)           by the mutual written consent of the Company and Parent duly authorized by the Company Board and the Board of Directors of Parent; or

(b)           by either the Company or Parent:

(i)           if any Restraint enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 6.l(b)(i) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)          if the Merger shall not have been consummated on or before the Outside Date; provided that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of the Merger to be so consummated by the Outside Date; or

(iii)         if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting (or at any adjournment or postponement thereof) by reason of the failure to obtain the required vote upon a vote taken thereon; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b)(iii) if the Company or any of its Subsidiaries or their respective Representatives has failed to comply in any material respect with its obligations under Section 4.2, 4.4 or 4.5; or

(c)           by the Company:

(i)           if, at any time prior to the receipt of the Company Shareholder Approval, the Company has complied with the terms of this Agreement, including Section 4.2(c), and concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal; provided, however, that such termination shall not be effective unless concurrently therewith the Company fulfills its obligations under Section 6.3; or

(ii)           if (A) the representations and warranties of Parent or Merger Sub set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), but only to the extent that such failure would cause the condition contained in Section 5.3(a) not to be satisfied as of such date; or (B) Parent or Merger Sub shall have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, but only to the extent that such failure would cause the condition contained in Section 5.3(b) not to be satisfied as of such date and such condition is, as a result of such breach or failure (in each case under clauses (A) and (B)), incapable of being satisfied by the Outside Date; or

(d)           by Parent, if (i) the representations and warranties of the Company set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), but only to the extent that such failure would cause the condition contained in Section 5.2(a) not to be satisfied as of such date; or (ii) the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, but only the extent that such breach or failure would cause the condition contained in Section 5.2(b) not to be satisfied as of such date and such condition is, as a result of any such breach or failure (in each case under clauses (i) and (ii)), incapable of being satisfied by the Outside Date; or (iii) a Triggering Event shall have occurred.

SECTION 6.2            Effect of Termination.  In the event of the termination of this Agreement as provided in Section 6.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 4.2(g), 4.10, 4.12, 6.2 and 6.3, Article VII, the last sentence of Section 4.7 and the Confidentiality Agreement, each of which shall survive termination of this Agreement at any time in accordance with their respective terms), and there shall be no liability as a result thereof on the part of Parent or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 6.3, and (ii) nothing contained in this Section 6.2 shall relieve any party from liability for fraud or any willful breach of this Agreement occurring prior to termination of this Agreement.

SECTION 6.3            Termination Fee.  In the event that:

(a)           (i) after the date of this Agreement a Takeover Proposal has been publicly announced (whether or not conditional or withdrawn) or made known to the Company, (ii) after the date of such announcement or knowledge by the Company, this Agreement is terminated by (A) either Parent or the Company pursuant to Section 6.1(b)(ii) or (iii) or (B) Parent pursuant to Section 6.1(d)(i) or (ii) as a result of a breach or failure by or on the part of the Company and (iii) within twelve (12) months after such termination the Company shall have consummated any Takeover Proposal, or a definitive agreement contemplating a Takeover Proposal is executed, or the Company recommends or submits to shareholders of the Company for adoption or acceptance a Takeover Proposal or a definitive agreement contemplating a Takeover Proposal (the Takeover Proposal so consummated, executed, recommended or submitted need not be the same Takeover Proposal that was publicly disclosed, announced or made known to the Company); or

(b)           this Agreement is terminated by the Company pursuant to Section 6.1(c)(i) or by Parent pursuant to Section 6.1(d)(iii);

then the Company shall (A) in the case of a termination described in paragraph (a) of this Section 6.3, upon the earlier of the consummation of the transaction contemplated by such Takeover Proposal, the execution of a definitive agreement contemplating a Takeover Proposal or the recommendation by the Company or the submission to its shareholders for adoption or acceptance a Takeover Proposal or a definitive agreement contemplating a Takeover Proposal or (B) in the case of a termination described in paragraph (b) of this Section 6.3, on the date of such termination, pay Parent a fee equal to $7,750,000 (the "Termination Fee") by wire transfer of immediately available funds to an account designated by Parent.

SECTION 6.4            Acknowledgment.  The Company acknowledges and agrees that the agreements contained in Section 6.3 are an integral part of the Merger and that, without these agreements, Parent would not enter into this Agreement.  If the Company fails promptly to pay the Termination Fee and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit.

ARTICLE VII

Miscellaneous

SECTION 7.1            Survival of Representations, Warranties and Agreements.  The representations and warranties contained herein or in any other writing delivered pursuant hereto, as well as any covenant or agreement of the parties that by its terms contemplates performance exclusively prior to the Effective Time, shall survive until (but not beyond) the Effective Time.  Nothing in this paragraph shall limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time.

SECTION 7.2            Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after approval of the Merger by the holders of Company Common Stock, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange would require further approval by the holders of Company Common Stock without such approval.

SECTION 7.3            Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions; provided that after the Company Shareholder Approval is obtained, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 7.4            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided that Parent and Merger Sub may assign its rights, interests and obligations under this Agreement to any of its Affiliates.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this section shall be null and void.

SECTION 7.5            Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 7.6            Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 4.9 and Section 4.12 to the extent provided therein, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 7.7            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to Contracts executed in and to be performed entirely within that State.

(b)           The parties hereto hereby agree to bring all Actions or Proceedings arising out of or relating to this Agreement in the federal or state courts located in the Borough of Manhattan of the City of New York, New York and the parties irrevocably waive, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of any such Action or Proceeding.  The parties hereto agree that a final judgment in any such Action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)           Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any Action or Proceeding arising out of or related to this Agreement.

SECTION 7.8            Specific Enforcement.

(a)             The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the federal or state courts located in the Borough of Manhattan of the City of New York, New York without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

(b)           In circumstances under which the Termination Fee is payable and has been paid, Parent and Merger Sub agree that (i) to the extent they have incurred losses or damages in connection with this Agreement, their sole and exclusive remedy against the Company and any of its directors, officers or Affiliates for any breach, loss or damage shall be to receive payment of the Termination Fee to the extent provided in Section 6.3 and (ii) upon payment in full of such amounts, (x) neither Parent nor Merger Sub shall have any other rights or claims or seek damages against the Company or any of its directors, officers or Affiliates under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and (y) neither the Company nor any of its directors, officers or Affiliates shall have any further liability or obligations relating to or arising out of this Agreement or the transactions contemplated hereby.  Nothing herein shall relieve Parent or Merger Sub of liability to pay the Merger Consideration in the event the Merger occurs.  Parent and Merger Sub agree and acknowledge that none of the directors, officers or Affiliates of the Company shall have any personal liability hereunder, including, without limitation, for any breach of this Agreement or inaccuracy of any representation or warranty.

SECTION 7.9            Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered either personally, by facsimile transmission (with acknowledgement received) by electronic mail (with receipt confirmed) or by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

c/o Bear Stearns Merchant Banking, LLC
383 Madison Avenue
New York, New York 10179
Attention:	Douglas R. Korn
Theodore B. Young
Facsimile: 212-881-9304
Email:	dkorn@bear.com
theodore.young@bear.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	David Zeltner,
Jane McDonald
Facsimile: (212) 310-8007
Email:	david.zeltner@weil.com,
jane.mcdonald@weil.com

If to the Company, to:

Gildo Pastor Center
7, rue du Gabian
MC 98000 Monaco
Attention:	Antony S. Crawford
Chief Executive Office and President
Facsimile: 377-97-97-49-99
Email:	tony.crawford@mcshipping.com

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
Attention: Robert S. Reder
Facsimile: (212) 822-5680
Email:	rreder@milbank.com

or such other address, facsimile number or email address as such party may hereafter specify by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 7.10         Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

SECTION 7.11          Definitions.

(a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

"Action or Proceeding" shall mean any action, suit, proceeding, hearing, charge, complaint, grievance, arbitration or Governmental Authority investigation.

"Affiliate" shall mean, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person.  For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

"business day" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

"Company Board" shall mean the Board of Directors of the Company or the Transaction Committee or any other duly constituted committee thereof which has been given the authority to act in the name, place and stead of the Board of Directors of the Company with respect to this Agreement and the transactions contemplated hereby.

"Company Stock Plan" shall mean the Company's 2001 Stock Option Plan.

"GAAP" shall mean generally accepted accounting principles in the United States.

"Governmental Authority" shall mean any government, court, tribunal, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

"Knowledge" shall mean, in the case of either the Company or Parent, the actual knowledge, as of the date of this Agreement, of any of the executive officers of such party after due inquiry of their direct reports.

"Outside Date" shall mean October 27, 2007.

"Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

"Subsidiary" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

"Triggering Event" shall be deemed to have occurred if: (i) the Company Board shall have failed to recommend that the Company shareholders vote to adopt this Agreement or shall have made a Company Adverse Recommendation Change; (ii) the Company shall have failed to include in the Proxy Statement distributed to shareholders the Company Recommendation or a statement to the effect that the Company Board has determined and believes that the Merger is in the best interests of the Company's shareholders; (iii) the Company Board shall have formally approved or recommended to the Company's shareholders any Takeover Proposal (other than the Merger); (iv) the Company Board shall have approved, endorsed or recommended any Takeover Proposal (other than the Merger); (v) the Company shall have executed any letter of intent, memorandum of understanding or similar Contract relating to any Takeover Proposal (other than the Merger); or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

(b)           The following terms are defined on the page of this Agreement set forth opposite such term below:

2008 Shareholders Meeting	36
Acceptable Confidentiality Agreement	29
Adverse Recommendation Notice	29
Agreement	1
AMEX	33
Articles of Merger	2
Balance Sheet Date	10
Bankruptcy and Equity Exception	8
BCAL	1
Certificates	3
Charters	19
Claim	35
Closing	2
Closing Date	2
Code	13
Company	1
Company Acquisition Agreement	28
Company Adverse Recommendation Change	28
Company Charter Documents	7
Company Common Stock	1
Company Contracts	15
Company Disclosure Letter	6
Company Financial Statements	10
Company Intellectual Property	17
Company Material Adverse Effect	6
Company Plan	14
Company Recommendation	8
Company SEC Documents	9
Company Shareholder Approval	9
Company Shareholders Meeting	32
Confidentiality Agreement	33
Contract	9
Copyrights	17
Dissenting Shareholder	5
Dissenting Shares	5
DnB	19
Effective Time	2
Engagement Letter	20
Environmental Laws	16
Exchange Act	9
Excluded Party	27
Filed Company SEC Documents	6
Foreign Antitrust Laws	9
Hazardous Materials	16
Indemnitee	34
Independent Approval	37
Independent Directors	37
Intellectual Property	17
IP Licenses	17
Laws	11
Merger	1
Merger Consideration	3
Merger Sub	1
Minister of Foreign Affairs	2
No-Shop Period Start Date	26

Notice Period	29
PA04	15
Parent	1
Parent Notice	36
Patents	17
Paying Agent	3
Permits	12
Principal Shareholders	1
Proxy Statement	31
Qualified Person	37
Related Party Transaction	38
Representatives	26
Restraints	40
Sarbanes-Oxley Act	9
SEC	9
Securities Act	7
Shares	1
Software	17
Superior Proposal	29
Surviving Corporation	2
Takeover Proposal	29
Tax Returns	13
Taxes	13
Termination Fee	43
Trade Secrets	17
Trademarks	17
Transaction Committee	8
TUPE	15
Vessels	18

SECTION 7.12          Interpretation.

(a)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MAST ACQUISITION LTD.

By:
Name:
Title:

MAST MERGER SUB CORP.

By:
Name:
Title:

MC SHIPPING INC.

By:
Name: Antony S. Crawford
Title: Chief Executive Officer and President